UNAUDITED
CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Nine months ended September 24, 1994 and September 25, 1993
(In thousands)



                                                        Sept. 24,   Sept. 25,
Increase (decrease) to cash                                1994        1993
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings                                         $   39,089  $   39,454
  Adjustments to reconcile net earnings
    to net cash provided by operations:
  Depreciation and amortization                             9,995       9,453
  Deferred compensation                                       272       1,169
  Changes in assets and liabilities, net                  (35,283)    (18,769)
    Net cash provided by operations                        14,073      31,307

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions                                            (13,734)          -
  Capital expenditures                                    (13,722)     (8,938)
  Other investing activities                                  420       1,766
    Net cash used by investing activities                 (27,036)     (7,172)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term borrowings                       30,000           -
  Payments of long-term debt                              (10,000)     (5,000)
  Change in notes payable                                  31,399         332
  Net treasury stock activity                             (23,288)        689
  Dividends paid                                          (17,382)    (14,353)
    Net cash provided (used) by financing activities       10,729     (18,332)

CASH
  Effect of exchange rates on cash                            157          36
  Change in cash                                           (2,077)      5,839
  Cash at beginning of period                               9,284       2,441
  Cash at end of period                                $    7,207  $    8,280












See accompanying notes to the consolidated financial statements.
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